                                                                     EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (the "Agreement") dated as of September 28, 1995 between Banc One Kentucky Corporation, a Kentucky corporation ("BANC ONE KENTUCKY") and Matewan BancShares, Inc., a Delaware corporation ("MATEWAN"), and joined in by BANC ONE CORPORATION, an Ohio corporation ("BANC ONE").


     WHEREAS, BANC ONE KENTUCKY owns all of the issued and outstanding capital stock ("Stock") of Bank One, Pikeville, National Association (the "Bank"); and

     WHEREAS, BANC ONE owns all of BANC ONE KENTUCKY's issued and outstanding capital stock; and

     WHEREAS, MATEWAN desires to purchase the Stock from BANC ONE KENTUCKY and BANC ONE KENTUCKY desires to sell the Stock to MATEWAN upon the terms and subject to the conditions hereinafter set forth (the "Acquisition"); and

     WHEREAS, BANC ONE KENTUCKY, BANC ONE and MATEWAN desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:



                                   ARTICLE I
                                  DEFINITIONS

1.1 "Bank Employees" shall mean all employees of the Bank together with any person who works on Bank premises but who is technically an employee of another affiliate of BANC ONE. A list of Bank Employees has been set forth in Previously Disclosed.

1.2 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.


1.3 "Book Value" shall mean the dollar amount of any asset or liability reflected on the Books of the Bank as of the date in question on an unconsolidated basis increased or decreased, as the case may be, by any interest earned or accrued, but not collected or paid, if any, all as reflected on such Books as of such date.

1.4 "Books" shall mean the general ledger of the Bank and any subsidiary ledger of the Bank.

1.5 "Buyer Indemnified Parties" means MATEWAN, affiliates of MATEWAN (as of the Closing Date) and (after the closing) the Bank.

1.6 "Call Reports" shall mean those periodic reports of condition filed with the Office of the Comptroller of the Currency pursuant to 12 U.S.C. (S) 161, in each case as of December 31, 1993 and 1994 and June 30, 1995 and for the periods then ended, and as of and for the periods ending after June 30, 1995.

1.7  "Closing" shall mean the purchase and sale of the Stock as described in
     Section 2.3 hereof.

1.8 "Closing Date" shall mean the date specified pursuant to Section 2.3 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

1.9  "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.10 "Commissioner" shall mean the Department of Financial Institutions of the Commonwealth of Kentucky.

1.11 "Employee Benefit Plan(s)" means any one or more of the following in which a Bank Employee or dependent of Bank Employee is a participant in or benefits from as a result of his employment (whether current or past) with Bank, BANC ONE, and/or BANC ONE KENTUCKY: (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan, or (c) any other deferred compensation plan, bonus plan, incentive, disability or other group insurance plan, stock option plan, employee stock purchase plan, vacation plan, severance plan, sick leave plan or policy, holiday plan or policy, maternity leave plan or policy, or any other benefit plan, program, agreement (including employment agreements), arrangements or commitments of any kind, whether or not subject to the requirements of ERISA.

1.12 "Employee Pension Benefit Plan" has the meaning set forth in ERISA
     (S) 3(2).

1.13 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
     (S) 3(1).

1.14 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.15 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

1.16 "Former Bank Employee" means an individual who worked for Bank, who is not deemed actively at work on the Closing Date, and who is not Previously Disclosed as a Bank Employee.

1.17 "Hazardous Substances" means, without limitation, any substance that is toxic, ignitable, reactive, or corrosive and that is regulated by any local government, state government, or the U.S. government. "Hazardous Substances" also includes any and all material or substances that are defined as "hazardous waste," "extremely hazardous waste," or a "hazardous substance" pursuant to state, federal, or local governmental law. "Hazardous Substances" also includes, but is not restricted to, asbestos, polychlorobiphenyls (PCBs), and petroleum.

1.18 "Loan Schedule" shall mean each of the schedules of certain Loans Previously Disclosed to MATEWAN as contemplated by Section 3.17 hereof.

1.19 "Loans" is defined in Section 3.17 hereof.

1.20 "MATEWAN Common Stock" shall mean MATEWAN's common stock with par value of $1.00 per share.

1.21 "OCC" shall mean the Office of the Comptroller of the Currency.

1.22 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

1.23 "Previously Disclosed" shall mean disclosed prior to the execution hereof in a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof.

1.24 "Purchase Price" shall mean the cash consideration to be paid by MATEWAN for the Stock, which shall be in the amounts set forth in Section 2.2 hereof.

1.25 "Retained Litigation" shall mean that litigation currently pending in Pike Circuit Court and consisting of cases styled The First National Bank of
                                                  --------------------------
     Pikeville v. Coalfields Reclamation, Inc., et al. (Civil Action 92-CI-573);
     -------------------------------------------------
     The First National Bank of Pikeville v. Camp Fort Fuel Company, Inc., et
     ------------------------------------------------------------------------
     al.
     ---
     (Civil Action 93-CI-1152); and In Re Preece Coal Company (Civil Action 89-
                                    -------------------------
     20042).

1.26 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock.

1.27 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, if any, by MATEWAN pursuant to the Securities Laws.

1.28 "Securities Act" shall mean the Securities Act of 1933, as amended.

1.29 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Other terms used herein are defined in the preamble and the recitals to the Agreement or elsewhere in the Agreement.



                                  ARTICLE  2
                               PURCHASE AND SALE

2.1  Purchase by MATEWAN. Upon the terms and subject to the conditions set forth
     -------------------
     in this Agreement, MATEWAN agrees to purchase all of the Stock from BANC ONE KENTUCKY and BANC ONE KENTUCKY agrees to sell all of the Stock to MATEWAN.

2.2  Purchase Price. The Purchase Price shall be cash in the amount of
     --------------
     $28,600,000.

2.3  Closing Date.
     ------------

     (a) The sale and purchase of the Stock hereunder (the "Closing") shall occur at the executive offices of MATEWAN in Williamson, West Virginia, or at such other place as shall be mutually agreeable to the parties, on the date designated by MATEWAN, which shall be not earlier than the first business day following, or later than the 30th calendar day of the month following the last to occur of (i) the date that falls fifteen (15) days after the date of the order of the Federal Reserve Board approving the Acquisition; (ii) as necessary, the approval of the Commissioner; and (iii) any other required regulatory approval and any related notice or waiting period; provided, however, that the Closing shall occur not earlier than the day following the date on which MATEWAN closes on the stock sale/financing referred to in Section 5.1(b) hereof (the date of the Closing being referred to herein as the "Closing Date").

     (b)  On the Closing Date, the following actions shall be taken:


          (i) MATEWAN shall pay the Purchase Price to BANC ONE KENTUCKY by wire transfer of immediately available federal funds to such bank account in the United States as BANC ONE KENTUCKY shall designate;

          (ii) BANC ONE KENTUCKY shall deliver certificates for the Stock to MATEWAN, duly endorsed in blank or with stock powers duly endorsed in blank, together with such other documents as MATEWAN may reasonably request to evidence the transfer to MATEWAN of good and marketable title in and to the Stock, free and clear of any lien, security interest, pledge, charge, encumbrance or restriction of any kind or nature; and

          (iii) Each party shall take such other actions, and shall execute and deliver such other instruments or documents as shall be required under Section 5.6 and Article 6 hereof.



                                   ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF
                        BANC ONE KENTUCKY AND BANC ONE


BANC ONE KENTUCKY and BANC ONE represent and warrant to MATEWAN as follows, except as may be set forth in Previously Disclosed:

3.1  Organization. Standing and Authority of BANC ONE KENTUCKY. BANC ONE
     ---------------------------------------------------------
     KENTUCKY is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Kentucky with full corporate power and authority to carry on its business as now conducted. BANC ONE KENTUCKY is registered as a bank holding company under the Bank Holding Company Act.

3.2  Organization. Standing and Authority of the Bank. Bank is a duly organized
     ------------------------------------------------
     national banking association, validly existing and in good standing under the laws of the United States. The Bank (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse affect on the financial condition or results of operations of the Bank.

3.3  Authorized and Effective Agreement.
     ----------------------------------

     (a) BANC ONE KENTUCKY has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BANC ONE KENTUCKY. This Agreement constitutes a legal, valid and binding obligation of BANC ONE KENTUCKY, enforceable against BANC ONE KENTUCKY in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby nor compliance by BANC ONE KENTUCKY with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation, articles of association or similar charter document or by-laws of BANC ONE KENTUCKY or the Bank, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BANC ONE KENTUCKY or the Bank pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BANC ONE KENTUCKY or the Bank, excluding from the foregoing clauses (ii) and
          (iii) violations, breaches and defaults which, either individually or in the aggregate, would not have a material adverse effect on the Bank.

3.4  Capital Structure of the Bank.
     -----------------------------

     (a) The authorized capital stock of the Bank at June 30, 1995 consisted of 500,000 shares of common stock, par value $10 per share. At June 30, 1995 and as of the date hereof, 225,000 shares of the Bank's common stock are validly issued, fully paid and, subject to 12 U.S.C. (S) 55, nonassessable. No other class of capital stock of the Bank is authorized, issued, or outstanding.

     (b) Except as Previously Disclosed, all of the shares of Stock are owned by BANC ONE KENTUCKY free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of the Bank and there are no agreements, understandings or commitments relating to the right of BANC ONE KENTUCKY to vote or to dispose of said shares. No share of capital stock of the Bank has been issued in violation of the preemptive rights of any person.

3.5  Subsidiaries. The Bank does not own, directly or indirectly, any capital
     ------------
     stock or other voting securities of any corporation, bank or other organization.

3.6  Call Reports. The Call Reports for the Bank comply in all material respects
     ------------
     with the rules, regulations and instructions applicable to the preparation thereof and accurately refect the financial position and results of operations as of the dates and for the periods applicable thereto in accordance with OCC guidelines.

3.7  Material Adverse Change. Except as Previously Disclosed, the Bank has not
     -----------------------
     suffered any material adverse change in its financial condition or results of operations since June 30, 1995.

3.8  Allowance for Loan Losses. Except as Previously Disclosed, the allowance
     -------------------------
     for loan losses reflected in the quarterly loan loss reserve report of the Bank as of August 31, l995, a copy of which has been Previously Disclosed, has been recorded on the books of account of the Bank and is adequate in all material respects as of such date under the requirements of generally accepted accounting principles and standard banking practices to provide for reasonably anticipated losses on outstanding loans net of recoveries.

3.9  Legal Proceedings. Except as Previously Disclosed, there are no actions,
     -----------------
     suits or proceedings instituted, pending or, to the best knowledge of BANC ONE KENTUCKY, threatened against BANC ONE KENTUCKY or the Bank or against any asset, interest or right of the Bank that is reasonably expected to have a material adverse effect on the financial condition or results of the operations of the Bank. To the knowledge of BANC ONE KENTUCKY, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein.

3.10 Compliance with Laws.
     --------------------

     (a) The Bank is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, the violation of which, either individually or in the aggregate, would have a material adverse effect on its financial condition or results of its operations, and neither BANC ONE KENTUCKY nor the Bank has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation by the Bank, (ii) threatening to revoke any license, franchise, permit or government authorization previously granted to the Bank or (iii) restricting or in any way limiting the operations of the Bank. Except as Previously Disclosed, neither BANC ONE KENTUCKY nor the Bank has received written notification of, nor, to the knowledge of BANC ONE KENTUCKY or the Bank, do there exist, any violations of applicable federal, state or local health, environmental or safety laws, rules, regulations or orders with regard to the operation of any real estate owned or leased by the Bank, whether utilized as banking offices or otherwise, which violations, either individually or in the aggregate, would have a material adverse effect on the financial condition or results of operations of the Bank.

     (b) To the best of the knowledge, without investigation, of BANC ONE KENTUCKY and the Bank, all real estate owned or leased by the Bank, whether utilized as banking offices or otherwise, is not contaminated with any Hazardous Substances or other pollutants as of the date of this Agreement, and no Hazardous Substances or other pollutants have been transported from any such real estate or other locations.

     (c) To BANC ONE and BANC ONE KENTUCKY's knowledge, there are no pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving the Bank relating to and there is no reasonable basis for the assertion of any claims, actions, investigations, notices or proceedings with respect to:

          (1) an asserted liability of the Bank or any of its subsidiaries or any prior owner, occupier or user of real estate under any environmental law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any environmental law;

          (2) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

          (3) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within any such property into the air, water, surface water, ground water, land surface or subsurface strata; or

          (4) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.


3.11 Brokers and Finders. None of BANC ONE, BANC ONE KENTUCKY, the Bank, nor any
     -------------------
     of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated hereby.

3.12 Taxes.
     -----

     (a) Except as Previously Disclosed, the Bank has timely filed all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by it (including without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, in accordance with generally accepted accounting principles, have set up an adequate reserve or accrual for the payment of, all taxes and penalties, if any, required to be paid in respect of the periods covered by such returns.

     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by the Bank are complete and accurate in all material respects. Except as Previously Disclosed, the Bank is not delinquent in the payment of any tax, assessment or governmental charge, and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Bank which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect to extend the period of limitations for the assessment or collection of any tax.

3.13 Properties. The Bank has good and marketable title free and clear of all
     ----------
     liens, encumbrances, charges, defaults or equities to all of the properties and assets, real and personal, reflected on the statement of condition included in its Call Report as of June 30, 1995 or acquired after such date, except (i) liens for current taxes not yet due and payable or being contested in good faith, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All material leases pursuant to which the Bank, as lessee, leases real or personal property, are valid and enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.14 Certain Contracts.
     -----------------

     (a) Except as Previously Disclosed, the Bank is not a party to, bound or affected by, and does not receive benefit under (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument relating to the borrowing of money by it or the guarantee by it of any such obligation (other than instruments relating to transactions entered into in the customary course of its banking business), (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union.

     (b) The Bank is not in default under any material order, writ, judgment, decree, agreement, commitment, arrangement, lease, insurance policy, or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

     (c) From June 30, 1995 to the date hereof, the Bank has not taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 5.5 hereof.

3.15 Employee Benefit Plans.
     ----------------------

     (a) Each of the Employee Benefit Plans has been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, other federal statute, applicable federal regulations, applicable state law (including without limitation state insurance law) and in accordance with its terms. Each of the Employee Benefit Plans may be terminated as to Bank Employees or amended to exclude Bank Employees from future participation under such Employee Benefit Plans by either Bank or BANC ONE. All reports required by any governmental agency with respect to each such Employee Benefit Plan has been timely and properly filed and to the extent required, furnished to the participants in such plan. Except as Previously Disclosed, no lawsuits or written complaints have been filed with respect to any Employee Benefit Plan in connection with any Bank Employee or any participant in such plan who participates as a result of their relationship with a Bank Employee. None of BANC ONE KENTUCKY, BANC ONE or Bank has engaged in a transaction that would subject the Bank to any tax, penalty or liability for prohibited transactions imposed by ERISA or by (S) 4975 of the Code. Except as contemplated by this Agreement, neither BANC ONE KENTUCKY, BANC ONE nor the Bank has filed with the PBGC or furnished to any participant, a notice of intent to amend or terminate an Employee Benefit Plan. Neither Bank, BANC ONE KENTUCKY or BANC ONE nor any fiduciary of any Employee Welfare Benefit Plan or any Employee Pension Benefit Plan has engaged in any transaction in violation of (S) 406(a) or (S) 406(b) of ERISA (for which no exemption exists under (S) 408 of ERISA).


     (b) There has not been any (i) termination of any "defined benefit plan" within the meaning of ERISA maintained by either Bank or any person, firm or corporation

          ("affiliate") which is under "common control" (within the meaning of (S) 400(b) of ERISA) with Bank or (ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise, or (iii) written notice given to Bank or any affiliate of the intention to commence or seek the commencement of any such proceeding.

     (c) Neither Bank nor any member of a controlled group of corporations or other entity of which Bank is a member (determined in accordance with (S) 414 of the Code) is or was at any time obligated to contribute to or is or was otherwise a party or subject to any Employee Welfare Benefit Plan or Employee Pension Benefit Plan that is or was a multiemployer plan within the meaning of (S) 3(37) of ERISA.

     (d) With the exception of Employee Pension Benefit Plans, none of the benefits provided under any of the Employee Benefit Plans are vested.

3.16 Insurance. The Bank currently maintains insurance in amounts which are
     ---------
     reasonable and customary for the operations of the Bank as a subsidiary of BANC ONE and, to the best knowledge of BANC ONE KENTUCKY, to be similar in scope and coverage to that maintained by other banks similarly situated. The Bank has no liability for unpaid premiums or premium adjustments not properly reflected on the Call Reports. Except as Previously Disclosed, upon consummation of the Acquisition, the Bank will be deleted from the BANC ONE or BANC ONE KENTUCKY insurance policies currently covering the Bank.

3.17 Certain Loans. Except as Previously Disclosed in a Loan Schedule, (i) as of
     -------------
     August 31, 1995, the Bank is not a party as lender to any written or oral loan agreement, note or borrowing arrangement, other than loans the unpaid balance of which does not exceed $250,000 per loan (each such loan not so excepted being referred to herein as a "Loan"), under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or, to the best of BANC ONE KENTUCKY's knowledge, in default of any other material provision as of the dates shown on the Loan Schedule;
     (ii) as of August 31,

     1995, no Loan has been classified as "substandard", "doubtful", "loss", "other loans especially mentioned" or any comparable classification by BANC ONE, BANC ONE KENTUCKY, the Bank or a banking regulator; and (iii) as of September 22, 1995, the Bank is not a party to any Loan, including any loan guaranty, with any director, executive officer or 10% shareholder of BANC ONE, BANC ONE KENTUCKY or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

3.18 Copy of all Contracts, Leases, etc. BANC ONE KENTUCKY has furnished to
     ----------------------------------
     MATEWAN complete copies of all material contracts, leases and other agreements to which the Bank is a party or by which it is bound and all employment, pension, retirement, stock option, employee stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of the Bank.

3.19 Undisclosed Liabilities. Except as Previously Disclosed, the Bank has no
     -----------------------
     material liabilities other than those liabilities disclosed on or provided for in its Call Report as of June 30, 1995, and liabilities incurred since such date in the ordinary course of business consistent with past practices.

3.20 Absence of Regulatory Actions. The Bank is not a party to any cease and
     -----------------------------
     desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directed by, or as a recipient of any extraordinary supervisory letter from, federal governmental authorities charged with the supervision or regulation of the operations of it, nor has the Bank been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

3.21 Derivatives Contracts; Structured Notes, etc. Except as Previously
     --------------------------------------------
     Disclosed, as of the Closing, neither the Bank nor any subsidiary will be a party to or have agreed to enter into an exchange-traded or over-the-counter equity, interest rate foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) (each a "Derivative Contract") or will own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives," or (ii) are likely to have changes in value as of the result of interest or exchange rate changes that significantly exceed normal exchanges in value attributable to interest or exchange rate changes, except for those Derivative Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and specifically approved by MATEWAN prior to closing.

3.22 Accounting Controls. The Bank has devised and maintained systems of
     -------------------
     internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with Bank management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles, consistently applied with respect to banking organizations or any other criteria applicable to such statements; (iii) access to the material properties and assets of Bank is permitted only in accordance with Bank management's general or specific authorization; and (iv) all material asset and liability accounts on the general ledger of the Bank are reconciled to the respective detail ledger(s) at reasonable intervals and appropriate action is taken with respect to any differences.


3.23 Absence of Certain Changes. Since June 30, 1995:
     --------------------------

     (a) There has not been any damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition or operations of the Bank;

     (b) Except as Previously Disclosed and except in the ordinary course of business, the Bank has not disposed of, or agreed to dispose of, any of its material property or assets, nor has it leased to others, or agreed to so lease, any of such material properties or assets;

     (c) There has not been any change in the authorized, issued or outstanding capital stock of the Bank;

     (d) Except as Previously Disclosed, no material change has occurred in the personnel who are responsible for management of key operations of the Bank, nor has there been any increase in the compensation or fees payable by the Bank to its directors or officers other than increases in the ordinary course of business in accordance with the personnel policies of BANC ONE, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement for or with any of such directors or officers;

     (e) The Bank has not made any material loan or advance other than in the ordinary course of business;

     (f) The Bank has not made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material;

     (g) The Bank has not entered into any other material transaction, contract or lease or incurred any other material obligation or liability; and

     (h) Except as Previously Disclosed, the Bank has not incurred any unusual or extraordinary loan losses.

3.24 Consents. Except for approvals by governmental banking authorities, no
     --------
     consent of any third party is necessary or required for the transactions contemplated by this Agreement.

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES
                                  OF MATEWAN

MATEWAN represents and warrants to BANC ONE and BANC ONE KENTUCKY as follows:

4.1  Organization, Standing and Authority of MATEWAN. MATEWAN is a duly
     -----------------------------------------------
     organized corporation, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. MATEWAN is registered as a bank holding company under the Bank Holding Company Act.

4.2  Authorized and Effective Agreement.
     ----------------------------------

     (a) MATEWAN has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MATEWAN. This Agreement constitutes the legal, valid and binding obligation of MATEWAN enforceable against MATEWAN in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Prior to the Closing Date, MATEWAN shall take all appropriate action so that MATEWAN shall have all requisite corporate power and authority to (i) issue additional shares of MATEWAN's capital stock and shall be eligible to issue such capital stock either pursuant to a registration statement to be filed by MATEWAN with the Securities and Exchange Commission pursuant to the Securities Act or in a manner which shall be exempt from registration pursuant to applicable provisions of the Securities Act and (ii) obtain other sources of financing to complete the transaction as contemplated herein. The issuance by MATEWAN of additional shares of MATEWAN's capital stock shall be duly and validly authorized by all necessary corporate action in respect thereof on the part of MATEWAN. Any such issuance shall be manifested in a stock offering pursuant to which MATEWAN contemplates receiving consideration for such shares which, in combination with funds which MATEWAN shall borrow and other available resources, shall enable MATEWAN to pay the Purchase Price to BANC ONE KENTUCKY.

     (c) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby, nor compliance by MATEWAN with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of MATEWAN, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of MATEWAN pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or
          (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MATEWAN.

4.3  Capital Structure of MATEWAN. The authorized capital stock of MATEWAN
     ----------------------------
     consists of (i) 10,000,000 shares of MATEWAN Common Stock, of which 3,684,104 shares were issued and outstanding as of June 30, 1995 and (ii) 1,000,000 shares of MATEWAN preferred stock, with par value of $1.00 per share, of which no shares were issued and outstanding as of June 30, 1995.

4.4  SEC Documents. MATEWAN has filed all SEC Documents, if any, required to be
     -------------
     filed by MATEWAN by the Securities Laws, with respect to MATEWAN, and such SEC Documents complied in all material respects with the Securities Laws. Without limiting the generality of the preceding sentence, the representation and warranty contained in this

     Section 4.4 shall, with respect to the provisions set forth in Section 6.3 of this Agreement, apply to MATEWAN's registration statements, if any, and to the SEC Documents incorporated by reference therein filed in connection with the offering of additional shares of MATEWAN capital stock.

4.5  Financial Statements. The financial statements of MATEWAN included in its
     --------------------
     SEC Documents, if any, or as set forth in annual and quarterly reports filed by MATEWAN with the Federal Reserve Board and/or provided to its shareholders, fairly present or will fairly present, as the case may be, the consolidated financial position or cash flows for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis.

4.6  Material Adverse Change. MATEWAN has not, on a consolidated basis, suffered
     -----------------------
     any material adverse change in its financial condition or results of operations since June 30, 1995.

4.7  Legal Proceedings. There are no actions, suits or proceedings instituted,
     -----------------
     pending or, to the best knowledge of MATEWAN threatened against MATEWAN, or Matewan National Bank, its subsidiaries, or against any asset, interest or right of either of them that is reasonably expected to have a material adverse effect on the financial condition or results of operations of MATEWAN on a consolidated basis. To the knowledge of MATEWAN, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein.

4.8  Brokers and Finders. Neither MATEWAN nor any of its officers, directors or
     --------------------
     employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein except for fees payable to Wheat First Securities, Inc.

                                   ARTICLE 5
                                   COVENANTS

5.1  Applications and Stock Offering.
     -------------------------------

     (a) As promptly as practicable after the date hereof, but in no event later than forty-five (45) days from the date hereof, MATEWAN shall submit an appropriate application for prior approval of the transaction contemplated herein pursuant to the Bank Holding Company Act to the Federal Reserve Board and, if applicable, shall submit an appropriate application to the Commissioner and if applicable, with the West Virginia Board of Banking and Financial Institutions. MATEWAN, BANC ONE and BANC ONE KENTUCKY represent and warrant to the others that all information concerning it and its directors, officers and shareholders included (or submitted for inclusion) in any such applications shall be true, correct and complete in all material respects.

     (b) As promptly as practicable after the date hereof, MATEWAN shall make every reasonable, good faith effort to obtain, not later than the day before the Closing Date, the funds necessary to pay the Purchase Price, from, in MATEWAN's discretion, a combination of the public or private sale of capital stock and the borrowing of funds. Such efforts will include, but shall not be limited to, the sale of capital stock and/or the borrowing of funds on terms which, as of the times thereof, are commercially reasonable to MATEWAN, in its good faith reasonable judgment, under the circumstances, recognizing, for such purposes, the usual and prevailing terms on similar equity issuances and borrowings applicable, at such times, to entities similar to MATEWAN.

5.2  Best Efforts. BANC ONE KENTUCKY and MATEWAN shall each use its reasonable
     ------------
     best efforts in good faith to (i) furnish such information as may be required in connection with the preparation of the documents referred to in
     Section 5.1 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Acquisition by March 31, 1996, or as soon thereafter as possible, (including without limitation using its best reasonable efforts to obtain, without incurring any additional obligation or expense and without the payment of consideration other than governmental filing or application fees, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities required for the consummation of the transactions contemplated hereby). Neither BANC ONE KENTUCKY nor MATEWAN shall take, or cause or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Acquisition pursuant to this Agreement.

5.3  Investigation and Confidentiality. BANC ONE, BANC ONE KENTUCKY and MATEWAN
     ---------------------------------
     each will keep the others advised of all material developments relevant to consummation of the Acquisition, and each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein; provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. BANC ONE, BANC ONE KENTUCKY and MATEWAN agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request related to the transactions contemplated by this Agreement. No investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Acquisition of, any party hereto. Each party hereto shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other parties, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1 hereof. No party hereto will use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

5.4  Press Release. MATEWAN, BANC ONE KENTUCKY and BANC ONE shall agree as to
     -------------
     the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary.

5.5  Forbearance. Except with the prior written consent of MATEWAN or unless
     -----------
     otherwise permitted by this Agreement, between the date hereof and the Closing Date BANC ONE KENTUCKY shall cause the Bank not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as hereinbefore conducted;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, except for cash dividends which may not exceed, on a quarterly basis, prorated in the quarter in which the Closing shall occur, the lesser of (i) $325,000 and (ii) the amount of allowable dividend which may be declared and paid by the Bank pursuant to federal banking law and regulation without the consent of the OCC; provided further, however, that the total dividends which may be declared and paid by the Bank from the date of this Agreement to the Closing date shall include any sums not declared or paid in a given quarter as a result of a restriction or prohibition related to federal banking law and regulation to the extent that any amounts not so paid may lawfully be paid in a subsequent quarter or subsequent quarters consistent with applicable law;

     (c) issue, sell or deliver, or redeem, purchase or otherwise acquire, any shares of their capital stock; or impose, or suffer the imposition, on any share of Stock of any lien, charge, or encumbrance, or permit any such lien to exist;

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

     (e)  amend its articles of association or by-laws;

     (f) merge or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary; liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice (except that this exception shall not permit any capital expenditure in excess of $25,000 in any instance) and other than pursuant to arrangements Previously Disclosed; or establish new branches or other similar facilities;

     (g) fail to comply in any material respect with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business;

     (h) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in the ordinary course of business and consistent with past practices;

     (i) enter into any employment contracts with any of its present or former directors, officers or employees;

     (j) enter into, substantially modify, create or sponsor (except as may be required by applicable law or in connection with modifications generally applicable to employees of BANC ONE and its subsidiaries) any retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

     (k) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Bank or any business combination with it other than as contemplated by this Agreement; or authorize or permit any officer, director, agent or affiliate of the Bank to do any of the above;

     (l) change its lending, investment, liability management or other material banking policies in any material respect;

     (m) change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles concurred with by Coopers & Lybrand and Ernst & Young, LLP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1994, except as required by changes in law;

     (n) pay any overhead allocation or management services fee to BANC ONE KENTUCKY or BANC ONE (i) for each of the last four months of 1995 in excess of $70,833 per month and (ii) for each month of 1996 an amount per month in excess of the lessor of (x) that amount allocated by BANC ONE and BANC ONE KENTUCKY consistent with past practices and (y) $74,374 (with any such amount to be prorated for a partial month in which the closing occurs, as appropriate);

     (o) hire any permanent or part time employees, except in the ordinary course of business and consistent with past practices;

     (p) take any action materially and adversely affecting the transactions contemplated hereby or this Agreement or the financial condition, businesses, properties or results of operations of the Bank;

     (q)  take any other material action not in the ordinary course of business;
          or

     (r)  agree to do any of the foregoing.

5.6  Employment and Employee Benefits After the Closing
     --------------------------------------------------

     (a) From and after the Closing Date, Bank Employees shall cease to be active participants in, beneficiaries under, or entitled to any benefits not earned as of the Closing Date from any Employee Benefit Plan of Bank, BANC ONE KENTUCKY or BANC ONE in existence prior to the Closing Date. Bank, BANC ONE KENTUCKY or BANC ONE shall by appropriate corporate resolution coincident with the Closing Date cause each such Employee Benefit Plan to be amended to this effect. BANC ONE KENTUCKY and BANC ONE shall cause each Bank Employee to be deemed to be fully vested with respect to all retirement and savings plan benefits accrued as of the Closing Date under each such Employee Benefit Plan which is an Employee Pension Benefit Plan and to cause such benefits to be paid when due in accordance with the terms of the applicable Employee Pension Benefit Plan and as if such employee had terminated employment as of the Closing Date.

     (b) From and after the Closing, MATEWAN shall (i) cause Bank to continue to employ Bank Employees at their current rate of cash compensation;
          (ii) cause Bank to provide to Bank Employees retirement, savings, life and disability insurance, health, welfare, vacation and other fringe benefits of the type and in the amounts provided to other similarly situated employees of MATEWAN; and (iii) credit, for purposes of vesting, eligibility and computation of non-pension benefits under the types of benefit plans described in (ii) above afforded to MATEWAN's employees, any service that had been credited under benefit plans provided to Bank Employees as of the Closing Date. It is specifically understood, notwithstanding any provision hereof to the contrary, that Bank Employees shall not be entitled to any past service for benefit accrual purposes under any Employee Pension Benefit Plan of MATEWAN. It is further specifically understood that, notwithstanding any provision hereof to the contrary, Bank Employees shall be employees at will and that after Closing, Bank or MATEWAN may alter, amend, or terminate any of their benefit programs covering Bank Employees regardless of whether similar changes are made to the benefit programs covering other employees of MATEWAN.

     (c) BANC ONE and/or BANC ONE KENTUCKY (and not Bank or MATEWAN) or plans sponsored by them shall be responsible for any benefits promised under any Employee Benefit Plan of any Former Bank Employee or any individual claiming a benefit through any Former Bank Employee.

     (d) BANC ONE and/or BANC ONE KENTUCKY or the Employee Benefit Plans (but not Bank or MATEWAN) shall be responsible for all benefits due a Bank Employee or an individual claiming a benefit through a Bank Employee and which claim arose or benefit accrued prior to the Closing Date and neither Bank nor MATEWAN shall be required to make any contributions to any Employee Benefit Plans after the Closing Date. By way of example, the applicable Employee Benefit Plan (or BANC ONE and BANC ONE KENTUCKY) shall be liable for all covered medical expenses incurred by a participant or beneficiary prior to closing, all disability payments resulting from a disability which commenced prior to Closing, life insurance payments due to a death prior to Closing and all pension or retirement benefits accrued prior to Closing.

     (e) Subject to and in accordance with Section 7.3(d) (but not otherwise subject to the provisions of Section 7.3), BANC ONE KENTUCKY and BANC ONE shall indemnify Buyer Indemnified Parties against any damages, costs, benefits or other amounts that any Buyer Indemnified Party may incur in connection with Bank Employee or Former Bank Employee and which arises as a result of such employee's employment prior to the Closing Date and their participation in an Employee Benefit Plan or otherwise regardless of whether such claim is asserted by such Former Bank Employee, their dependent, an Employee Benefit Plan or someone on behalf of an Employee Benefit Plan.

5.7  Certain Transition Matters.
     ---------------------------

     (a) From the date of this Agreement until the Closing Date, BANC ONE KENTUCKY shall give or cause the Bank to give MATEWAN timely notice of all meetings of the Board of Directors and all major committees (including, without limitation, executive, loan, personnel, and audit committees) of the Bank; provided, however, that if in attendance, such MATEWAN representative shall excuse himself or herself when matters relating to MATEWAN or its subsidiaries are entertained or discussed. Prior to the Closing Date, BANC ONE KENTUCKY will promptly advise MATEWAN in writing of all actions taken by the directors of the Bank and will cause the Bank to furnish MATEWAN with copies of all financial information of the Bank as it becomes available and advise MATEWAN of all material developments concerning the business of the Bank.

     (b) On or before the Closing Date, the Bank shall pay to BANC ONE, BANC ONE KENTUCKY and their affiliates the amounts reserved or accrued for tax liabilities as contemplated by Section 3.12(a), that are attributable to the Bank for periods ended on or before the Closing Date and that remain unpaid by the Bank as of the Closing Date.

     (c) After the execution of this Agreement and prior to the Closing Date, BANC ONE and BANC ONE KENTUCKY will cause the Bank to cooperate, in a manner that is not unduly burdensome to the Bank's continuing operations, with MATEWAN to prepare for the conversion of the Bank's banking products and services to reflect the terms, conditions, pricing, and other attributes of banking products and services to be offered by the Bank following the Acquisition. MATEWAN will be responsible for all costs and expenses of such conversion.

     (d) For a period of not less than seven years following the Closing Date, MATEWAN will cause the Bank to retain their books, accounts, records and files (including personnel files and employee health records) for periods ended on or prior to the

          Closing Date in accordance with MATEWAN's records retention policy in effect on the date hereof, and will make available to BANC ONE or its counsel and other representatives, at BANC ONE's expense, during normal business hours (i) such books, accounts, records and files (which may be copied by BANC ONE or its representatives) and (ii) the officers and employees of the Bank (and any successors thereto).

     (e) BANC ONE shall cause the name of the Bank to be changed effective upon the Closing Date to a lawful name designated by MATEWAN that is not confusingly similar to any name utilized by BANC ONE or BANC ONE KENTUCKY or any of their affiliates. MATEWAN shall bear and pay the costs of changing the name of the Bank on signage, stationery, customer checks, and any and all other materials bearing the current name of the Bank. From and after the Closing Date, the Bank shall not have any right, title or interest in or to its present name or any trademarks or service marks related to the names BANC ONE or Bank One. Following the Closing, MATEWAN shall cause the Bank to take any action reasonably requested by BANC ONE to implement the provisions of this
          Section 5.7.

     (f) Following the execution of this Agreement, BANC ONE KENTUCKY shall not less frequently than monthly until the Closing Date review all individual extensions of credit of $100,000 or more which have been approved or closed by the Bank in the preceding month or applicable shorter period to ensure that all such loans have been or will be made pursuant to and consistent with BANC ONE policies and standards. Following such reviews, and from time to time at MATEWAN's reasonable request, BANC ONE KENTUCKY shall advise MATEWAN of matters related to such new credits and to matters generally related to Bank's extensions of credit.

     (g) Prior to the Closing Date, BANC ONE and BANC ONE KENTUCKY shall cause the derivatives portfolio of the Bank to be transferred to another affiliate or other affiliates of BANC ONE or to be eliminated without any cost, liability or expense to the Bank, unless such cost, liability or expense is fully recognized upon the financial statements of the Bank prior to the Closing Date and MATEWAN is advised in writing of the amount of such cost, liability or expense and consents to such elimination in its discretion. BANC ONE shall reimburse Bank for expenses and/or losses related to the instruments included in the derivatives portfolio from the date of this Agreement to the earlier of (i) the date the derivatives portfolio is removed in its entirety from the Bank and
          (ii) the Closing Date.

     (h) On or prior to the Closing Date BANC ONE and BANC ONE KENTUCKY shall cause the Bank to transfer and pay over to BANC ONE all reserves and/or accruals set up or established by the Bank for the payment of all federal taxes for all periods prior to and through the Closing Date (other than taxes arising from or attributable to any election relating to the transactions contemplated hereby under Code Section 338 or under any similar or parallel provision of any applicable state, local or other law). BANC ONE shall assume all responsibility and obligation for federal taxes due and owing by the Bank for all periods prior to and including the Closing Date and following the Closing neither MATEWAN nor the Bank will have liability for any federal taxes or penalties for periods on or prior to the Closing Date.

     (i) On or prior to the Closing Date, BANC ONE will pay to Bank a sum equal to the balance (currently approximately $335,000) of the Bank's prepaid pension account, general ledger account number 265168, as set forth on the Books of the Bank at the time of such payment.

5.8  Asset Purchase Treatment; Transfer Taxes.
     ----------------------------------------

     (a) MATEWAN and BANC ONE agree that, for federal income tax purposes, the purchase and sale of the Stock pursuant to the Agreement shall be treated as a purchase and sale of the assets of the Bank in accordance with the provisions of Code Section 338. MATEWAN, at its expense, shall retain the services of an independent appraiser to make a determination of the fair market values, as of the Closing Date, of all of the customer based and similar intangible assets of the Bank and such other assets of the Bank as MATEWAN may reasonably request. MATEWAN shall provide BANC ONE with a copy of such appraisal promptly after receipt thereof and shall be responsible for making the determination of the allocation of the Purchase Price.

     (b) MATEWAN and BANC ONE agree that, for state income tax purposes, the purchase and sale of the Stock shall be treated as a purchase and sale of the assets of the Bank to the greatest extent permitted by applicable law. MATEWAN and BANC ONE agree to make timely all elections necessary to carry out the provisions of this Section 5.8(b) and to report the purchase and sale of the Stock consistent with the preceding sentence and in accordance with the provisions of this Agreement. In any state(s) where it is unclear whether applicable law permits the purchase and sale of the Stock to be treated as a purchase and sale of assets, MATEWAN and BANC ONE agree to treat the purchase and sale of the Stock as a purchase and sale of assets. Notwithstanding the preceding, MATEWAN agrees to cooperate with BANC ONE to help minimize BANC ONE's state income tax liabilities arising as a result of the provisions of this Section 5.8(b), provided that any such cooperation does not have any adverse financial or economic impact on MATEWAN or the Bank.

5.9  Audit Assistance/Amendment of Call Reports. BANC ONE KENTUCKY and the Bank
     ------------------------------------------
     shall allow full access to personnel of, and independent accountants designated by, MATEWAN and shall use their reasonable best efforts to assist such personnel and accountants in the (i) preparation of and (ii) conduct and completion of audits of the financial statements of the Bank for such periods and as of such dates as such personnel and accountants shall deem necessary or appropriate and to use their best efforts to assist in the accumulation of all data necessary for presentation in a registration statement filed under the Securities Act and any other information necessary or desirable to carry out the transactions contemplated hereby. The costs of such audits and accumulation of information shall be borne by MATEWAN

5.10 Post-Closing Cooperation. Following Closing, BANC ONE and BANC ONE KENTUCKY
     ------------------------
     shall cooperate with MATEWAN in the conversion of operations of the Bank as an affiliate of BANC ONE to an affiliate of MATEWAN, and shall furnish such services and advice as are reasonably requested by MATEWAN related thereto. MATEWAN shall reimburse BANC ONE and its affiliates for the fair market value of any services provided by BANC ONE and its affiliates with respect to such conversion services at their fair market value. BANC ONE and BANC ONE KENTUCKY will cooperate with MATEWAN to identify services presently being provided to Bank by a BANC ONE affiliate. Subject to restrictions of applicable law, systems limitations, third-party contracts and other matters beyond the control of the parties, at MATEWAN's request BANC ONE and BANC ONE KENTUCKY will endeavor to provide any such services to Bank for a period of not to exceed six months following Closing at a cost to Bank or MATEWAN which shall be consistent with prevailing industry charges for similar services.

5.11 FIserv Contract. Bank and BANC ONE KENTUCKY, with assistance, as
     ---------------
     appropriate from BANC ONE, other affiliates of BANC ONE and MATEWAN, will make every reasonable good faith effort to cause Fiserve CIR, Inc. to provide data processing and related services to the Bank on and after the Closing Date on terms acceptable to MATEWAN.

5.12 Staffing. Until the Closing, BANC ONE KENTUCKY shall take all reasonable
     --------
     action to ensure that there are sufficient and qualified employees to staff the operation of the Bank as such operations are currently being conducted.

                                   ARTICLE 6
                             CONDITIONS PRECEDENT

6.1  Conditions Precedent - All Parties. The respective obligations of each of
     ----------------------------------
     the parties to effect the Acquisition shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

     (a) The parties hereto shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, and all notice periods and waiting periods required after the granting of any such approvals shall have passed;

     (b) No party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement;

     (c) BANC ONE shall have delivered to MATEWAN and MATEWAN shall have delivered to BANC ONE a completed Form 8023, Corporate Qualified Stock Election, signed by an authorized officer of each not later than the Closing Date. Such form shall include a joint election under Code
          Section 338(h) (10) and should be filed by MATEWAN within the time prescribed by the Code; and

     (d) Neither MATEWAN nor BANC ONE shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

6.2  Conditions Precedent - MATEWAN. The obligations of MATEWAN to effect the
     ------------------------------
     Acquisition shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by MATEWAN pursuant to Section 7.4 hereof:

     (a) The representations and warranties of BANC ONE KENTUCKY and BANC ONE set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by MATEWAN;

     (b) BANC ONE KENTUCKY and BANC ONE shall have in all material respects performed all obligations and complied with all covenants required by this Agreement;

     (c) BANC ONE KENTUCKY shall have delivered to MATEWAN a certificate, dated the Closing Date and signed by its President, Chairman, or any Vice President, to the effect that the conditions set forth in this section have been satisfied to the best knowledge of the officer executing the same;

     (d) MATEWAN shall have received an opinion of counsel for BANC ONE KENTUCKY, which may be in-house counsel, dated as of the Closing Date, substantially to the effect set forth in Exhibit 6.2 hereto;

     (e) MATEWAN shall have the funds necessary to pay the Purchase Price, from a combination, as MATEWAN shall determine, of the public or private sale of capital stock; the borrowing of funds; and

     (f) MATEWAN shall have received the resignation of all directors of the Bank prior to the Closing.

6.3  Conditions Precedent - BANC ONE and BANC ONE KENTUCKY. The obligations of
     -----------------------------------------------------
     BANC ONE and BANC ONE KENTUCKY to effect the Acquisition shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by BANC ONE pursuant to Section 7.4 hereof:

     (a) The representations and warranties of MATEWAN set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BANC ONE;

     (b) MATEWAN shall have in all material respects performed all obligations and complied with all covenants required by this Agreement;

     (c) MATEWAN shall have delivered to BANC ONE KENTUCKY and BANC ONE a certificate, dated the Closing Date and signed by its President or Executive Vice President, to the effect that the conditions set forth in this section have been satisfied to the best knowledge of the officer executing the same; and

     (d) BANC ONE KENTUCKY and BANC ONE shall have received an opinion from the law firm of Jackson & Kelly, dated as of the Closing Date, substantially to the effect set forth in Exhibit 6.3 hereto.


                                   ARTICLE 7
                       TERMINATION, WAIVER AND AMENDMENT

7.1  Termination. This Agreement may be terminated:
     -----------

     (a) at any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

     (b) at any time on or prior to the Closing Date, by either BANC ONE or MATEWAN in writing, if the other party has, in any material respect, breached any representation, warranty, covenant or undertaking contained herein and such breach has not been cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

     (c) on the Closing Date, by either BANC ONE or MATEWAN in writing, if any of the conditions precedent to the obligations of such party to consummate the Acquisition have not been satisfied or fulfilled;

     (d) at any time, by either BANC ONE or MATEWAN in writing, if any application for prior approval referred to in Section 5.1 hereof is denied, and the time period for appeal and request for reconsideration has run; or

     (e) by either BANC ONE or MATEWAN in writing, if the Closing Date has not occurred by the close of business on August 1, 1996.

7.2  Effect of Termination/Failure to Close.
     --------------------------------------

     (a) In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 5.3 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for an uncured breach of the representation, warranty, covenant or undertaking giving rise to such termination.

     (b) In the event that, pursuant to an applicable provision of Section 7.1, hereof, this Agreement is terminated by reason of MATEWAN's failure, for any reason, to have the funds necessary to pay the Purchase
          Price, immediately following such termination MATEWAN shall pay the sum of $250,000 to BANK ONE KENTUCKY (the "Termination Penalty") by wire transfer of immediately available federal funds to such bank account in the United States as BANC ONE KENTUCKY shall designate. This payment represents a separately negotiated provision to, in part, compensate BANC ONE KENTUCKY and BANC ONE for a failure to consummate the Acquisition as a result of MATEWAN not having the Purchase Price, whether or not such failure is related to any breach of this

          Agreement or fault by MATEWAN. The provisions of this Section 7.2(b) and/or payment of the Termination Penalty shall not relieve MATEWAN, as a breaching party, if applicable, pursuant to this Agreement, from liability for an uncured breach of a representation, warranty, covenant or undertaking giving rise to such termination or failure to close for which BANC ONE and BANC ONE KENTUCKY may pursue all legal and equitable remedies under this Agreement.

7.3  Survival of Representations. Warranties and Covenants; Indemnification;
     -----------------------------------------------------------------------
     Retained Litigation.
     -------------------

     (a) Except for the representations, warranties and covenants contained in Sections 3.15 and 5.6, all representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto (except covenants expressly relating to actions to be taken after the Closing Date) shall expire on, and be terminated and extinguished at, the third anniversary of the Closing Date, except as to matters relating to federal, state or local income or other taxes, for which warranties, representations and covenants will expire on the expiration of the applicable statute of limitations.

     (b) BANC ONE and BANC ONE KENTUCKY agree to indemnify MATEWAN against, and MATEWAN agrees to indemnify BANC ONE and BANC ONE KENTUCKY against, and each of them agrees to protect, to defend and to hold harmless the other from all liability, damages, losses, fees, costs and expenses (including attorneys' fees) arising out of or in connection with any material inaccuracy in, failure to satisfy or comply with, or breach of, any of the warranties, representations or covenants of each of them contained herein; provided, except for the representations, warranties, covenants and indemnities contained in Sections 3.15 and
          5.6 hereof, no loss, liability, damage or expense incurred by either BANC ONE and BANC ONE KENTUCKY, on one hand, or MATEWAN on the other hand, as a result of any misrepresentation or breach of warranty contained herein shall give rise to any claim for indemnification by such other party unless such losses, liabilities, damages and expenses aggregate more than $100,000 and, at the time a claim for indemnification is made, each component of said claim shall not have been terminated and/or extinguished pursuant to the terms of Section 7.3(a), above.

     (c) Notwithstanding any inconsistent provision of Section 7.3(d) of this Agreement, BANC ONE shall retain exclusive control and defense of the Retained Litigation and shall hold Bank and MATEWAN harmless from all costs, expenses, fees, attorney fees, judgments and settlements with respect thereto from and after the Closing Date. Following the Closing, neither MATEWAN nor Bank shall have any financial obligations or responsibility with respect to the Retained Litigation; provided, however, that MATEWAN and Bank shall cooperate, and MATEWAN shall require that Bank and any successors to Bank shall cooperate, fully and timely with BANC ONE and BANC ONE KENTUCKY and their counsel in the defense and/or settlement of the Retained Litigation including, but not limited to, providing records and Bank Employee assistance in defending and settling such Retained Litigation as requested by BANC ONE.

     (d) In any case under this Agreement where one party has indemnified the other against any claim or legal action, indemnification shall be conditioned on compliance with the procedure outlined below. Provided that prompt notice is given of a claim or suit for which indemnification might be claimed, the indemnifying party promptly will defend, contest, or otherwise protect against any such claim or suit at its own cost and expense. The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter. In the event the indemnifying party fails to timely defend, contest, or otherwise protect against any such claim or suit, the indemnified party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying party, including reasonable attorneys' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the indemnifying party undertakes the defense of such matter, the indemnified party shall not be entitled to recover from the indemnifying party for its costs incurred in the defense thereof other than the reasonable costs of investigation undertaken by the indemnified party and reasonable costs of providing assistance. The indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification.

7.4  Waiver. Except with respect to any required regulatory approval, BANC ONE
     ------
     and MATEWAN, by written instrument signed by an executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of such other party and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such other party of any of its obligations set out herein.

7.5  Amendment or Supplement. This Agreement may be amended or supplemented at
     -----------------------
     any time by mutual written agreement of BANC ONE KENTUCKY, BANC ONE and MATEWAN.


                                   ARTICLE 8
                                 MISCELLANEOUS

8.1  Expenses. Each party hereto shall bear and pay all costs and expenses
     --------
     incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own financial consultants, accountants and counsel. MATEWAN shall bear and pay all costs and expenses incurred in connection with the filing of all regulatory applications, including SEC filings and matters related to its offering of shares of MATEWAN capital stock.

8.2  Entire Agreement, Etc.
     ---------------------

     (a) This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and the Confidentiality Agreement between MATEWAN and BANC ONE dated August 4, 1995. The parties hereto in executing and delivering, and in carrying out the provisions of, this Agreement are relying solely on the representations, warranties and covenants contained in this Agreement or in any writing delivered pursuant to provisions of this Agreement or at the Closing contemplated by Section 2.3(a), and not upon any representation, warranty, covenant, or information, written or oral, made by any person other than as specifically set forth herein or therein.

     (b) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer rights, remedies, obligations or liabilities upon any party other than the parties hereto and their respective successors and permitted assigns.

     (c) Any information disclosed by one party to the other hereunder for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed by BANC ONE and/or BANC ONE KENTUCKY shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

8.3  No Assignment. None of the parties hereto may assign any of its rights or
     -------------
     obligations under this Agreement to any other person, and any such attempted assignment shall be void.

8.4  Notices. All notices or other communications which are required or
     -------
     permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:


     If To MATEWAN:

           Matewan BancShares, Inc.
           250 East Second Avenue
           Williamson, West Virginia 25661
           Attn: Dan R. Moore
                 President

     With a copy to:

           Louis S. Southworth, II, Esq.
           Charles D. Dunbar, Esq.
           Jackson & Kelly
           1600 Laidley Tower
           Charleston, West Virginia 25322

     If To BANC ONE:

           BANC ONE CORPORATION
           100 East Broad Street
           Columbus, Ohio 43271
           Attn: William P. Boardman
                 Senior Executive Vice President

     If To Banc One Kentucky Corporation:

           Banc One Kentucky Corporation
           416 West Jefferson Street
           Louisville, Kentucky 40202
           Attn: William R. Hartman
                 President

8.5  No Rule of Strict Construction. The parties acknowledge that the language
     ------------------------------
     of this Agreement has been the subject of mutual negotiations and no rule of strict construction shall apply thereto.

8.6  Captions. The captions contained in this Agreement are for reference
     --------
     purposes only and are not part of this Agreement.

8.7  Counterparts. This Agreement may be executed in any number of counterparts,
     ------------
     and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8  Governing Law. This Agreement shall be governed by and construed in
     -------------
     accordance with the laws of the State of West Virginia except to the extent Federal law may be applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                                        Matewan BancShares, Inc.

Attest:
                                        ------------------------------------
                                        By:    Dan R. Moore
------------------------------------
                                        Title: President




                                        Banc One Kentucky Corporation

Attest:
                                        ------------------------------------
                                        By:    William R. Hartman
------------------------------------
                                        Title: President




                                        BANC ONE CORPORATION

Attest:                                 /s/ Phillip L. Weaver
                                        ------------------------------------
                                        By:    Phillip L. Weaver
------------------------------------
Assistant Secretary                     Title: Assistant Vice President

                                  EXHIBIT 6.2

                          MATTERS TO BE ADDRESSED IN
                             OPINION OF COUNSEL OF
                               BANC ONE KENTUCKY

1. BANC ONE KENTUCKY is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Kentucky with full corporate power and authority to carry on its business as now conducted. BANC ONE KENTUCKY is registered as a bank holding company under the Bank Holding Company Act.

2. Bank One, Pikeville, National Association is a duly organized national banking association, validly existing and in good standing under the laws of the United States. The Bank (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition or results of operations of the Bank.

3. BANC ONE KENTUCKY has all requisite corporate power and authority to enter into and perform all of its obligations under the Agreement. The execution and delivery of the Agreement and consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BANC ONE KENTUCKY. The Agreement constitutes a legal, valid and binding obligation of BANC ONE KENTUCKY, enforceable against BANC ONE KENTUCKY in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4. Neither the execution and delivery of the Agreement nor consummation of the transactions contemplated thereby nor compliance by BANC ONE KENTUCKY with any of the provisions thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation, articles of association or similar charter document or by-laws of

    BANC ONE KENTUCKY or the Bank, (ii) to our knowledge constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BANC ONE KENTUCKY or of the Bank pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) to our knowledge violate any order, writ, injunction, decree, statute, rule or regulation applicable to BANC ONE KENTUCKY or the Bank, excluding from the foregoing clauses (ii) and (iii) violations, breaches and defaults which, either individually or in the aggregate, would not have a material adverse effect on the financial condition or results of operations of the Bank.

5. All of the shares of Stock are owned by BANC ONE KENTUCKY free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of the Bank and there are no agreements, understandings or commitments relating to the right of BANC ONE KENTUCKY to vote or to dispose of said shares. No share of capital stock of the Bank has been issued in violation of the preemptive rights of any person.

6. I do not know of (and have made no independent investigation to determine the existence of) any material breach of any representation or warranty contained in the Agreement on the part of BANC ONE or BANC ONE KENTUCKY or of any material failure on the part of BANC ONE or BANC ONE KENTUCKY to perform its obligations under the Agreement.

                                  EXHIBIT 6.3

                          MATTERS TO BE ADDRESSED IN
                             OPINION OF COUNSEL OF
                           MATEWAN BANCSHARES, INC.

1. MATEWAN is a duly organized banking corporation, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. MATEWAN is registered as a bank holding company under the Bank Holding Company Act.

2. MATEWAN has all requisite corporate power and authority to enter into and perform all of its obligations under the Agreement. The execution and delivery of the Agreement and consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MATEWAN. The Agreement constitutes a legal, valid and binding obligation of MATEWAN, enforceable against MATEWAN in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3. Neither the execution and delivery of the Agreement nor consummation of the transactions contemplated thereby nor compliance by MATEWAN with any of the provisions thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation, articles of association or similar charter document or by-laws of MATEWAN, (ii) to our knowledge constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of MATEWAN pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) to our knowledge violate any order, writ, injunction, decree, statute, rule or regulation applicable to MATEWAN.

4. All requisite regulatory approvals of the transactions contemplated by the Agreement have been received and are in full force and effect.

5. I do not know of (and have no independent investigation to determine the existence of) any MATEWAN breach of any representation or warranty contained in the Agreement on the part of MATEWAN or of any material failure to perform its obligations under the Agreement.